EXHIBIT 99.1

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
FOR IMMEDIATE RELEASE

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2007 FOURTH QUARTER AND YEAR END RESULTS

CHATTANOOGA, Tennessee, March 13, 2008 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2007.
For the fourth quarter of 2007, net sales were $84.5 million, compared with $116.7 million in the fourth quarter of 2006.  Income from continuing operations before taxes was $3.9 million, compared with $8.6 million in the fourth quarter of 2006.  As previously announced, in 2007 the Company returned to a normalized effective tax rate, which was 36.8% in the fourth quarter, as compared to a net tax benefit of $307,000 in the prior year period, which resulted from the reversal of a deferred tax asset valuation allowance.
With the higher effective tax rate, in the fourth quarter of 2007, net income was $2.5 million, or $0.21 per diluted share.  This compares to fourth quarter 2006 net income of $27.2 million, or $2.34 per diluted share, which included a gain from discontinued operations of $18.4 million, or $1.58 per diluted share, resulting from the recognition of a deferred tax asset related to discontinued operations.
Costs of operations in the fourth quarter of 2007 were $73.4 million, compared to $100.1 million in the prior year period.  Gross profit for the fourth quarter of 2007 was $11.1 million, or 13.1% of net sales, compared with $16.6 million, or 14.3% of net sales, in the fourth quarter of 2006.
For the fourth quarter of 2007, selling, general and administrative expenses were $6.4 million, versus $7.2 million in the prior year period.  As a percentage of net sales, selling, general and

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MILLER INDUSTRIES REPORTS 2007 FOURTH QUARTER AND                                                                                           PAGE 2
YEAR END RESULTS

administrative expenses were 7.6% for the fourth quarter of 2007 versus 6.2% in the prior year period.   For the fourth quarter of 2007, the Company reported operating income (earnings before interest and taxes) of $4.7 million, or 5.5% of net sales, compared with $9.4 million, or 8.1% of net sales, for the fourth quarter of 2006.
Interest expense in the fourth quarter of 2007 decreased to $780,000 from $865,000 in the fourth quarter of 2006 primarily due to lower debt levels, as well as lower interest rates as a result of the Company’s previously announced debt refinancing in July of 2007.  Total senior debt at December 31, 2007 was approximately $3.5 million, down from $3.9 million at September 30, 2007, as compared to $9.9 million of senior and junior debt at December 31, 2006.
For the 2007 full-year period, net sales were $400.0 million, compared to $409.4 million in 2006.  Income from continuing operations before income taxes was $25.7 million, compared with $29.4 million in 2006.  With the increase in the effective tax rate described above, the Company reported net income of $16.3 million, or $1.40 per diluted share, for the 2007 full-year period, compared to net income for the 2006 full-year period of $45.3 million, or $3.91 per diluted share, which included the gain from discontinued operations discussed above of $18.4 million, or $1.58 per diluted share.
“Revenues in the 2007 fourth quarter reflect an increasingly challenging market environment,” stated Jeffrey I. Badgley, President and Co-CEO of the Company.  “Demand from our customers was negatively impacted by uncertainties associated with the softening economic environment, consumer confidence levels, rising fuel prices and tighter credit markets. Year over year comparisons also reflect the completion of several major municipal and military orders in the second quarter of 2007 that had been contributing to performance over the preceding year.  We have responded to these factors by adjusting our production levels and cost base, and as a result were able to bring our costs of operations more in line with sales levels.”
Mr. Badgley continued, “Despite the current market environment, we continued to generate strong cash flow in the fourth quarter, further improving our cash position and strengthening our balance sheet.  We used cash flow from operations to reinvest in the business, including the upgrade of our large-wrecker facility, which we expect to complete shortly.”
Mr. Badgley concluded, “Given the current economic outlook and the pressures on our customer base, we have seen demand soften substantially during the first quarter of 2008, which could possibly continue as long as current economic conditions exist. Clearly commodities pricing is at historic levels. Working in conjunction with our

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MILLER INDUSTRIES REPORTS 2007 FOURTH QUARTER AND                                                              PAGE 3
YEAR END RESULTS

suppliers, we will do everything in our power to mitigate the effects of rising commodity costs in the coming months.  We have made cost and production adjustments to face these challenges, and will continue to assess further such adjustments, with the goal of protecting our overall profitability.  Through the steps we have taken over the past few years to strengthen our financial position, to upgrade our operations and to increase our international, governmental and military business, we believe we are in a stronger position than ever before to weather economic challenges and to take advantage of the eventual rebound in our markets.  Going forward, Miller Industries will continue to focus on supplying the highest quality towing and recovery equipment to our customers, supported by the most innovative engineering team in the industry.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, March 14, 2008, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=46462

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through March 21, 2008.  The replay number is (800) 642-1687, Passcode 37569768.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement.  These risks and uncertainties include risks related to the cyclical nature of our industry, general economic conditions and the economic health of our customers; our dependence on outside suppliers of raw materials, increases in the cost of aluminum, steel, petroleum-related products and other raw materials; increases in fuel and other transportation costs; and those risks

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MILLER INDUSTRIES REPORTS 2007 FOURTH QUARTER AND                                                                      PAGE 4
YEAR END RESULTS

discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2007, which discussion is incorporated herein by this reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made.  Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	December 31,			Years Ended
	(Unaudited)			December 31,
			%			%
	2007	2006	Change	2007	2006	Change
NET SALES	$84,512	$116,699	-27.6%	$400,032	$409,421	-2.3%

COSTS AND EXPENSES:

COST OF OPERATIONS	73,400	100,057	-26.6%	343,885	349,639	-1.6%

SELLING, GENERAL AND	6,434	7,222	-10.9%	27,105	26,837	1.0%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	780	865	-9.8%	3,392	3,518	-3.6%

TOTAL COSTS AND EXPENSES	80,614	108,144	-25.5%	374,382	379,994	-1.5%

INCOME FROM CONTINUING OPERATIONS,	3,898	8,555	-54.4%	25,650	29,427	-12.8%
BEFORE INCOME TAXES

INCOME TAX (BENEFIT) PROVISION	1,433	(307)	NA	9,319	2,454	279.7%

INCOME FROM CONTINUING OPERATIONS	2,465	8,862	-72.2%	16,331	26,973	-39.5%

DISCONTINUED OPERATIONS:
GAIN (LOSS) FROM DISCONTINUED OPERATIONS,
NET OF TAXES	-	126	-100.0%	-	126	-100.0%

TAX BENEFIT OF ADVANCES TO AND INVESTMENTS
IN CERTAIN DISCONTINUED OPERATIONS	-	(18,244)	NA	-	(18,244)	NA

GAIN (LOSS) FROM DISCONTINUED OPERATIONS	-	18,370	-100.0%	-	18,370	-100.0%

NET INCOME	$2,465	$27,232	-90.9%	$16,331	$45,343	-64.0%

BASIC INCOME PER COMMON SHARE:

INCOME FROM CONTINUING OPERATIONS	$0.21	$0.77	72.7%	$1.41	$2.37	-40.5%

GAIN (LOSS) FROM DISCONTINUED OPERATIONS	-	1.61	-100.0%	-	1.62	-100.0%

BASIC INCOME PER COMMON SHARE	$0.21	$2.38	-91.2%	$1.41	$3.99	64.7%

DILUTED INCOME PER COMMON SHARE:

INCOME FROM CONTINUING OPERATIONS	$0.21	$0.76	-72.4%	$1.40	$2.33	-39.9%

GAIN (LOSS) FROM DISCONTINUED OPERATIONS	-	1.58	-100.0%	-	1.58	-100.0%

DILUTED INCOME PER COMMON SHARE	$0.21	$2.34	-91.0%	$1.40	$3.91	-64.2%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,588	11,435	1.3%	11,556	11,360	1.7%
DILUTED	11,644	11,617	0.2%	11,655	11,596	0.5%